EXHIBIT 23.2






                                          CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the registration statement of Equity Corporation International on Form S-8 pertaining to 400,000 shares (600,000 shares as adjusted for a stock dividend payable October 2, 1996) of Equity Corporation International Common Stock, par value $.01 per share of our report dated March 8, 1995, on our audits of the consolidated financial statements and consolidated financial statement schedule of Equity Corporation International, as of December 31, 1995 and 1994, and for each of the three years ended December 31, 1995, which report is included in the Annual Report on Form 10-K.


                                                        COOPERS & LYBRAND L.L.P.


    Houston, Texas
    September 19, 1996